                                                                    EXHIBIT 23.5

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 6 to the Registration Statement (Form F-3 File Nos. 333-46216, 333-46216-01 and -02) and related Prospectus of UBS AG for the registration of Trust Preferred Securities and to the incorporation by reference therein of our report dated 5 March 2001, with respect to the consolidated financial statements of UBS AG included in its Annual Report on Form 20-F for the year ended 31 December 2000 filed with the Securities and Exchange Commission.

                                        Ernst & Young Ltd.

                        Peter Heckendorn             Kenneth Marshall
                        lic.oec.                     Certified Public Accountant
                        in charge of the audit       in charge of the audit


Basel, Switzerland
15 May 2001